                                  SCHEDULE 14A
                                 (Rule 14a-101)


                    INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. 1)

          Filed by the Registrant    [x]
          Filed by a Party other than the Registrant    [ ]

          Check the appropriate box:

          [ ]    Preliminary Proxy Statement
          [x]    Definitive Proxy Statement
          [ ]    Definitive Additional Materials
          [ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
          [ ]    Confidential, For Use of the Commission Only (as permitted by
                 Rule 14a-6(e)(2))

                           MILLER EXPLORATION COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [x]   No fee required.
 [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1)   Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
 (2)   Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
 (4)   Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
 (5)   Total fee paid:
--------------------------------------------------------------------------------
 [ ]   Fee paid previously with preliminary materials.

 [ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
--------------------------------------------------------------------------------
 (1)   Amount previously paid:
--------------------------------------------------------------------------------
 (2)   Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------
 (3)   Filing party:
--------------------------------------------------------------------------------
 (4)   Date filed:

                          MILLER EXPLORATION COMPANY

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The annual meeting (the "Annual Meeting") of stockholders of Miller Exploration Company (the "Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Friday, June 11, 1999, at 10:00 a.m., local time, for the following purposes:

  (1) to elect two directors of the Company, each to serve until the 2002 annual meeting of stockholders of the Company;

  (2) to consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000

  (3) to consider and vote upon the Company's Equity Compensation Plan for Non-Employee Directors;

  (4) to ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999; and

  (5)  to transact any other business that properly comes before the meeting.

  The transfer books of the Company will not be closed, but only stockholders of record at the close of business on May 6, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of these stockholders will be available for examination at the office of William J. Baumgartner, Vice President-Finance, Chief Financial Officer and Secretary of the Company, at 3104 Logan Valley Road, Traverse City, Michigan, during normal business hours for ten days before the meeting.

                                          By Order of the Board of Directors

                                          William J. Baumgartner
                                          Vice President-Finance, Chief
                                           Financial
                                          Officer and Secretary

May 13, 1999

        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING,
           PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                          MILLER EXPLORATION COMPANY
                        THREE ALLEN CENTER, SUITE 4605
                               HOUSTON, TX 77002

                        ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 11, 1999

                                PROXY STATEMENT

  The enclosed proxy is solicited on behalf of the Board of Directors of Miller Exploration Company (the "Company") for use at the annual meeting of stockholders of the Company to be held on June 11, 1999, or any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m., local time. The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on May 6, 1999 (the "Record Date"). The approximate date on which this Proxy Statement and accompanying Proxy are first being sent to stockholders is May 13, 1999.

  The common stock of the Company, par value $.01 per share ("Common Stock"), can be voted at the Annual Meeting only if the holder is present or represented by proxy at the Annual Meeting. You may revoke your proxy at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

                               QUORUM AND VOTING

  Holders of Common Stock of record at the close of business on the Record Date are entitled to one vote for each share held on all matters submitted to a vote of stockholders at the Annual Meeting or any adjournment thereof. The holders of shares of Common Stock do not have cumulative voting rights. As of the close of business on the Record Date, there were 12,614,874 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present (either in person or by proxy), the stockholders entitled to vote who are present in person or by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present in person or by proxy, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

  Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

  The election of directors will be determined by plurality vote and the ratification of the appointment of Arthur Andersen LLP and the adoption of the Equity Compensation Plan for Non-Employee Directors (the "Plan") each requires the approval of a majority of the outstanding shares of Common Stock that are present at the Annual Meeting in person or by proxy and entitled to vote thereon. Therefore, abstentions will have a neutral effect on the election of directors, and will have the effect of votes against the proposal to ratify the selection of independent accountants and the proposal seeking approval of the Plan, whereas broker non-votes will have a neutral effect on all such proposals. The proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock must be approved by a majority of the shares of Common Stock outstanding. Therefore, abstentions and broker non-votes will have the effect of votes against the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock.

  Shares represented by each Proxy that is properly executed and returned and upon which no contrary instructions are indicated about a specified matter will be voted as follows with respect to the specified matter: (i) FOR the election of the two persons named in this Proxy Statement as the nominees of the Board of Directors of the Company (the "Board of Directors") for election to the Board of Directors; (ii) FOR the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock; (iii) FOR the ratification of the appointment of Arthur Andersen LLP as the independent accountants for the Company for 1999; (iv) FOR the Equity Compensation Plan; and (v) in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting.

                                 ANNUAL REPORT

  The annual report for the Company's fiscal year ended December 31, 1998, including audited financial statements, is being furnished with this Proxy Statement to stockholders of record as of the Record Date. The annual report does not constitute a part of the proxy solicitation materials.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of eight directors, two of whom are standing for re-election. On January 12, 1999, in accordance with the Company's Bylaws, the Board of Directors increased the size of the Board of Directors to eight and appointed Richard J. Burgess as a director with a term expiring on the date of the annual meeting of the stockholders of the Company in 2000. The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year and after their successors are duly elected and qualified. Two directors will be elected at the Annual Meeting, each to serve for a three-year term expiring at the annual meeting in 2002. The Board of Directors has nominated the following two nominees for election as directors:

                              C.E. "GENE" MILLER
                              FRANK M. BURKE, JR.

  Each of the nominees is presently a member of the Board of Directors whose term will expire at the Annual Meeting. Should any nominee named in this Proxy Statement for the office of director become unable or unwilling to accept nomination or election, the person acting under the Proxy will vote for the election, in his stead, of any other person whom the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

             YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                     ELECTION OF ALL NOMINEES AS DIRECTORS

              PROPOSAL TWO: INCREASE OF THE NUMBER OF AUTHORIZED
                            SHARES OF COMMON STOCK

  The Company's Certificate of Incorporation (the "Certificate"), as currently in effect, provides that authorized capital stock shall consist of 20,000,000 shares of Common Stock, $0.01 par value (the "Common Stock") and 2,000,000 shares of Preferred Stock, $0.01 par value. On April 14, 1999, the Company's Board of Directors approved an amendment to the Certificate (the "Amendment") to increase the number of shares of Common Stock authorized for issuance under the Certificate by 20,000,000 to a total of 40,000,000 shares. As more fully described below, the proposed Amendment is intended to provide the Company flexibility to meet future needs for unreserved Common Stock. The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required to approve the Amendment. The Board of Directors recommends that stockholders vote FOR approval of the Amendment. The reasons for and the possible effects of the amendment to the Certificate and certain information regarding the Certificate are set forth below.

REASONS FOR AMENDMENT

  As of May 13, 1999, 12,614,874 shares of Common Stock were issued and outstanding and 1,090,500 remain reserved for issuance upon exercises of stock options. Additionally, 322,752 shares of Common Stock have been reserved for issuance pursuant to a Warrant Agreement between the Company and Veritas DGC Land, Inc. (the"Warrant"), 120,000 shares have been reserved for issuance under the Equity Compensation Plan for Non-Employee Directors and 200,000 shares have been reserved (20,287 shares issued) under the Miller Oil Corporation Savings Plan leaving only 5,734,421 shares of Common Stock available for future issuance. The Board of Directors believes that the number of shares remaining available is not adequate for the Company's future requirements.

  Except as stated above, and for additional shares of Common Stock that may become issuable to Veritas pursuant to the Warrant, the Company has no firm plans to use the additional authorized shares of Common Stock. However, the Company's Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock to the proposed level in order to provide a reserve of shares available for issuances in connection with possible future actions. In particular, the Company's Board of Directors believes that the current number of authorized shares needs to be increased to provide the flexibility to effect other possible actions such as financing, corporate mergers, establishing strategic relationships with corporate partners, employee benefit plans and for other general corporate purposes. Currently there are no plans, agreements or arrangements requiring the utilization of these additional shares for such purposes. Having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock without the delay and expense associated with seeking stockholder approval of an increase in the authorization. Elimination of such delays and expense occasioned by the necessity of obtaining stockholder approval will better enable the Company, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the Board of Directors.

  The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company. If the Amendment is adopted, it will become effective upon filing of the Amendment with the Secretary of the State of Delaware. Further stockholder approval may be required if it is proposed that any such shares are to be added to the number of shares reserved for issuance under the Company's option plans, in compliance with applicable rules and laws.

POSSIBLE EFFECTS OF THE AMENDMENT

  If the proposed Amendment is approved, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of stockholders of the Company, except as provided under Delaware corporate law or under the rules of NASDAQ or any national securities exchange on which shares of Common Stock are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the issuance of additional shares of Common Stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of any dividends and of liquidation proceeds that may be payable to the holders of currently outstanding Common Stock.

  In addition, the Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of Common Stock may deter a future takeover attempt which holders of Common Stock may deem to be in their best interest or in which holders of Common stock may be offered a premium for their shares over the market price.

  The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed Amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management. Moreover, management does not currently intend to propose additional anti-takeover measures in the foreseeable future.

THE BOARD BELIEVES THAT A VOTE TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH PROPOSAL.

              PROPOSAL THREE: APPROVAL OF THE EQUITY COMPENSATION
                        PLAN FOR NON-EMPLOYEE DIRECTORS

Introduction and Purpose of the Plan

  The Board of Directors firmly believes that the Company's long-term interests are best advanced by aligning the interests of its non-employee directors with the interests of its stockholders. To further align those interests, on December 7, 1998 the Board of Directors adopted, subject to stockholder approval, the Miller Exploration Company Equity Compensation Plan for Non-Employee Directors (the "Plan"). The Plan enables the Company to increase its non-employee directors' financial interest in the Company, and thereby increase their personal interest in the Company's continued success, through the payment of directors' fees in Company Common Stock. The Board of Directors believes that the adoption and implementation of the Plan is in the best interests of the Company and its stockholders and that it is advisable to make shares of Common Stock available for grants under the Plan.

  A maximum of 120,000 shares of Common Stock (subject to certain antidilution adjustments) would be available for awards of Common Stock ("Stock Awards") under the Plan. Shares to be issued under the Plan are expected to be authorized but unissued shares.

  The Plan would not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and would not be subject to the Employee Retirement Income Security Act of 1974.

The shares covered by the Plan have been registered under the Securities Act of 1933, as amended, pending shareholder approval.

  The following is a summary of the principal features of the Plan. The summary is qualified in its entirety by reference to the terms of the Plan, the complete text of which is attached as Appendix A to this Proxy Statement.

PARTICIPANTS IN THE PLAN

  Under the Plan, non-employee directors (currently five individuals) would be eligible to receive Stock Awards. Non-employee directors of the Company may be deemed to have an interest in the Plan because they may be entitled to receive Stock Awards under the Plan.

ADMINISTRATION OF THE PLAN

  The Plan would be administered by a committee designated by the Board of Directors or, if no committee is designated, by the Board of Directors (the "Committee").

  The Committee would make determinations, subject to the terms of the Plan, as to the persons to receive Stock Awards, the amount of Stock Awards to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the Plan. The Committee may amend any Stock Awards from time to time in a manner consistent with the Plan; provided, that no amendment may be effective relating to a particular Stock Award without the consent of the relevant participant, except to the extent the amendment operates solely to the benefit of the participant. The Committee would have full authority and discretion to interpret the Plan.

  The Board of Directors may terminate the Plan at any time and may from time to time amend the Plan as it deems proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Stock Award without the consent of the participant. Subject to stockholder approval, the Plan took effect on December 7, 1998, and, unless earlier terminated by the Board of Directors, the Plan will terminate on December 6, 2008. No award may be made under the Plan after that date.

STOCK AWARDS

  The Committee has the power to determine whether to compensate participants for Director's Fees earned in a fiscal year in shares of Common Stock or in cash. "Director's Fees" are those amounts of income due and payable to a participant for service as a director to the Company for a fiscal year, including payments for attendance at meetings of the Board of Directors or meetings of committees of the Board, and any retainer fee paid to members of the Board, but excluding reimbursement of costs.

  If the Committee determines to compensate a participant in the form of a Stock Award rather than cash, the participant would be entitled to receive that number of shares of Common Stock calculated by dividing the dollar amount of a participant's Director's Fees for a fiscal year by the Market Value of the Common Stock on the day before the Stock Award payment date. "Market Value" means the last reported sales price on The Nasdaq Stock Market on the date in question, or if the Common Stock was not traded on The Nasdaq Stock Market on such date, the last reported sales price on the first day before the payment date.

  If the Committee determines to compensate a participant for the participant's Director's Fees in shares of Common Stock rather than cash, the Company will distribute to the participant the number of shares of Common Stock calculated in accordance with the preceding paragraph on or before the 45th day after the end of the Company's fiscal year in which the Director's Fees are earned. The Committee may amend the time of payment before or after a Stock Award (i) in its discretion, if the amendment benefits the participant; or (ii) in all other cases, with the consent of the participant.

  Subject to stockholder approval of the Plan, the Committee intends to grant Stock Awards to each non-employee director. The current participants and the dollar value of Director's Fees earned by each participant for fiscal year 1998 are set forth in the chart below. The Company cannot presently determine the number of shares of Common Stock that each participant would be entitled to receive because that number of shares will be determined based on the Market Value of the Company's Common Stock on a date following the Annual Meeting.

                               NEW PLAN BENEFITS

                 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

           NAME AND POSITION (1)                      DOLLAR VALUE
           ---------------------                      ------------
           Frank M. Burke, Jr., Director.............   $22,250
           Kenneth J. Foote, Director................   $21,000
           Dan A. Hughes, Jr., Director..............   $23,000
           William Casey McManemin, Director.........   $22,750

--------

(1) Richard J. Burgess was appointed as a director of the Company on January 12, 1999. Mr. Burgess will be entitled to participate in the Plan for Director's Fees earned by him in 1999.

FEDERAL INCOME TAX CONSEQUENCES

  For federal income tax purposes, a participant would be required to recognize compensation income on the value of Common Stock at the time the Stock Award is granted. At the time the participant recognizes compensation income, the Company would be entitled to a corresponding deduction for federal income tax purposes.

                 YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
      APPROVAL OF THE EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  To the Company's knowledge, set forth below is certain information, as of the Record Date, regarding ownership of Common Stock by (i) each person who beneficially owns more than 5% of the Company's outstanding shares of Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                    AMOUNT AND NATURE OF BENEFICIAL
                                     OWNERSHIP OF COMMON STOCK (1)
                                  -----------------------------------
                                  SOLE VOTING   SHARED
                                      AND      VOTING OR     TOTAL
 NAME AND ADDRESS OF BENEFICIAL   DISPOSITIVE DISPOSITIVE  BENEFICIAL  PERCENT
             OWNER                  POWER(2)   POWER (3)  OWNERSHIP(2) OF CLASS
 ------------------------------   ----------- ----------- -----------  --------
Skyline Asset Management, L.P
 (4)............................           0     873,800     873,800     7.0%
 311 South Wacker Drive,
 Suite 4500
 Chicago, Illinois 60606
Falcon Fund, Ltd (5)............           0     757,700     757,700     6.0%
 8235 Douglas Avenue, Suite 420
 Dallas, Texas 75225
C.E. Miller(6)..................   1,074,530     386,764   1,461,294     11.6%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
Kelly E. Miller(7)..............   1,072,303      94,324   1,166,627     9.3%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
David A. Miller(8)..............     713,854      90,124     803,978     6.4%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
Daniel R. Miller(9).............     847,529      75,034     922,563     7.3%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
Sue Ellen Bell(10)..............     822,528      92,324     914,852     7.3%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
Douglas A. Bell(11).............       8,000     906,852     914,852     7.3%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
William Casey McManemin(12).....      17,400   1,042,480   1,059,880     8.4%
 3738 Oak Lawn Avenue, Suite 300
 Dallas, Texas 75219
SASI Minerals Company (13)......   1,042,480           0   1,042,480     8.3%
 1201 Market Street, Suite 1402
 Wilmington, Delaware 19801
William J. Baumgartner (14).....      26,744      12,637      39,381        *
Lew P. Murray (15)..............      27,696       1,612      29,308        *
Michael L. Calhoun (16).........       9,250       1,399      10,649        *
Frank M. Burke, Jr.(17).........     114,500           0     114,500     1.0%
Kenneth J. Foote (18)...........      61,390       1,500      62,890        *
Dan A. Hughes, Jr.(19)..........      26,541           0      26,541        *
Richard J. Burgess (20).........           0           0           0        *
Executive Officers and Directors
 as a group (8 persons).........   2,330,908   1,600,205   3,931,113     31.3%

--------

*  Less than 1%.

(1) The number of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2) Excludes the following shares that may be acquired through the exercise of stock options granted under the Company's Stock Option and Restricted Stock Plan of 1997 (the "1997 Plan") and pursuant to a one-time grant to Mr. Miller, which will not be exercisable before June 29, 1999.

                                                                       NUMBER OF
      NAME                                                              OPTIONS
      ----                                                             ---------
      Kelly E. Miller.................................................  294,000
      Douglas A. Bell.................................................   32,000
      William Casey McManemin.........................................    8,000
      William J. Baumgartner..........................................   91,250
      Lew P. Murray...................................................   87,500
      Michael L. Calhoun..............................................   21,000
      Frank M. Burke, Jr..............................................    8,000
      Kenneth J. Foote................................................    8,000
      Dan A. Hughes, Jr...............................................    8,000
      Richard J. Burgess..............................................   10,000

(3) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4) Based on information set forth in Schedule 13G dated February 2, 1999, filed with the Securities and Exchange Commission ("SEC") by Skyline Asset Management, L.P. ("Skyline") The Schedule 13G reports that Skyline holds such shares as investment advisor to certain client accounts over which Skyline exercises discretion.

(5) Based on information set forth in Schedule 13G dated August 28, 1998, filed with the SEC by Falcon Fund, Ltd. ("Falcon") and G. Houston Hall. The Schedule 13G reports that Mr. Hall, as general partner of Falcon, has voting and dispositive power with respect to the shares.

(6) Includes 224,940 shares held by the Kelly E. Miller Retained Annuity Trust #1, 224,940 shares held by the Daniel R. Miller Retained Annuity Trust #1,337,410 shares held by the David A. Miller Retained Annuity Trust #1 and 224,940 shares held by the Sue Ellen Bell Retained Annuity Trust #1, with respect to each of which C.E. Miller is the sole trustee. Also includes 264,199 shares held by Eagle Investments, Inc. ("Eagle") and 122,565 shares held by Eagle International, Inc. ("Eagle International"), each of which is owned by a revocable trust of which C.E. Miller is the sole trustee.

(7) Includes 84,024 shares held by Miller and Miller, Inc., which is owned by a revocable trust of which Kelly E. Miller is the sole trustee. Excludes 224,940 shares held by the Kelly E. Miller Retained Annuity Trust #1, of which Kelly E. Miller's father, C.E. Miller, is the sole trustee and of which Kelly E. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.

(8) Includes 84,024 shares held by Oak Shores Investments, Inc., which is owned by a revocable trust of which David A. Miller is the sole trustee. Excludes 337,410 shares held by the David A. Miller Retained Annuity Trust #1, of which David A. Miller's father, C.E. Miller, is the sole trustee and of which David A. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.

(9) Includes 74,634 shares held by Double Diamond Enterprises, Inc., which is owned by a revocable trust of which Daniel R. Miller is the sole trustee. Excludes 224,940 shares held by the Daniel R. Miller Retained Annuity Trust #1, of which Daniel R. Miller's father, C.E. Miller, is the sole trustee and of which Daniel R. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.

(10) Includes 84,024 shares held by Frontier Investments, Inc., which is owned by a revocable trust of which Sue E. Bell is the sole trustee. Excludes 224,940 shares held by the Sue Ellen Bell Retained Annuity Trust #1, of which Sue E. Bell's father, C.E. Miller, is the sole trustee and of which Sue E. Bell is the Grantor with the Trust established for the benefit of her minor children as beneficiaries.

(11) Includes shares held by Mr. Bell's spouse, Sue Ellen Bell. Mr. Bell disclaims beneficial ownership of these shares.

(12) Includes shares held by SASI Minerals Company. William McManemin is an officer, director and shareholder of the Manager of SASI Minerals Company and disclaims beneficial ownership of 1,042,480 of these shares.

(13) Includes shares held by SASI Minerals Company. William McManemin is an officer, director and shareholder of the Manager of SASI Minerals Company and disclaims beneficial ownership of 1,042,480 of these shares.

(14) Includes 12,637 shares held as part of the Miller Oil Corporation 401(k) Savings Plan.

(15) Includes 1,612 shares held as part of the Miller Oil Corporation 401(k) Savings Plan.

(16) Includes 1,399 shares held as part of the Miller Oil Corporation 401(k) Savings Plan.

(17) Includes 59,500 shares held by Burke, Mayhorn Company, Ltd. and 53,000 shares held by TTC Burke, Ltd., which are private consulting and investment companies controlled by Mr. Burke.

(18)  Includes 1,500 shares held by Mr. Foote's spouse.

(19) Includes only those shares held by the Hughes Company, of which Mr. Hughes is Exploration Manager and in which Mr. Hughes is a partner.

                       DIRECTORS AND EXECUTIVE OFFICERS

  Biographical information as of May 13, 1999, is presented below for each person who is either nominated for election as a director at the Annual Meeting or is continuing as an incumbent director, and for each of the executive officers of the Company.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2002

  C.E. "GENE" MILLER (age 69) has served as the Chairman of the Board and a director of the Company since its founding in 1997 and of Miller Oil Corporation, the Company's predecessor ("MOC"), since MOC's founding in 1986. Since 1982, Mr. Miller has served as President, Secretary and Treasurer of Eagle, an oil and gas investment company affiliated with the Company, and since 1990 has served as President, Secretary and Treasurer of Eagle International, an international oil and gas development company also affiliated with the Company. Mr. Miller has been involved in the domestic oil and gas industry for over 35 years, primarily in Michigan and Texas. Mr. Miller is a past president of the Michigan Oil and Gas Association and also served as a director of that organization. Mr. Miller previously served as a vice president and director and on the Executive Committee of the Independent Petroleum Association of America, and as a director of the National Stripper Well Association. In addition, Mr. Miller has been involved in a number of civic activities and is a member of several boards of directors. Mr. Miller is the father of Kelly E. Miller, the Company's President and Chief Executive Officer, and the father-in-law of Douglas A. Bell, the Company's Vice President-Production.

  FRANK M. BURKE, JR. (age 59) has served as a director of the Company since February 2, 1998. Mr. Burke has served as Chairman, Chief Executive Officer and Managing General Partner of Burke, Mayborn Company, Ltd., a private investment and consulting company located in Dallas, Texas, since 1984. Burke, Mayborn Company Ltd. provides strategic and financial consulting to selected individuals and entities. From 1960 to 1984, Mr. Burke was associated with Peat, Marwick, Mitchell & Co., an international firm of certified public accountants. Mr. Burke was elected partner in 1968, and served as a member of the Peat Marwick Board of

Directors from 1978 to 1984. During the same period Mr. Burke served as Chairman, Energy Group for Peat Marwick International and National Director of Energy and Natural Resources for Peat Marwick in the United States. Mr. Burke presently serves as a director of Kaneb Services, Inc. (NYSE), Kaneb Pipe Line Partners, L.P. (NYSE) and CMS Oil & Gas Co., a wholly owned subsidiary of CMS Energy Corporation (NYSE). In addition, Mr. Burke serves on the board of directors of numerous private corporations.

INCUMBENT DIRECTORS--TERMS EXPIRING IN 2000

  KELLY E. MILLER (age 44) has served as the President, Chief Executive Officer and a director of the Company since its founding in 1997 and as President and a director of MOC since MOC's founding in 1986. Since 1982, Mr. Miller has served as a Vice President of Eagle. Mr. Miller serves on the Board of Governors of the Independent Petroleum Association of America and the Boards of Directors of the Michigan Oil and Gas Association and Republic Bancorp, Inc. (NASDAQ). Mr. Miller has been involved in the oil and gas industry since 1978, focusing his efforts in the areas of strategic planning, prospect development, acquisition and administration. Mr. Miller received a B.S. degree with a major in Petroleum Geology and a B.B.A. degree with a major in Petroleum Land Management from the University of Oklahoma. Mr. Miller also completed the Owner/President Management Program (OPM) through the Harvard University Graduate School of Business. Mr. Miller is a Certified Petroleum Geologist with the American Association of Petroleum Geologists, an international geological organization. Mr. Miller is the son of C.E. Miller, the Company's Chairman of the Board, and the brother-in-law of Douglas A. Bell, the Company's Vice President-Production.

  DAN A. HUGHES JR. (age 41) has served as a director of the Company since February 2, 1998. Mr. Hughes is a partner in Dan A. Hughes Company, an oil and gas exploration company located in Beeville, Texas, and has served as Exploration Manager of Dan A. Hughes Company since 1985. Mr. Hughes currently serves on the Regional Board of Trustees for the Independent Petroleum Association of America and as Vice President for the Lower Gulf Coast District for Texas Mid-Continent Oil & Gas Association. Mr. Hughes has been active in the oil and gas industry for more than 20 years, overseeing exploration and development activities in Texas and Louisiana, as well as internationally. Mr. Hughes received a B.B.A. degree from Texas A&M University and attended Texas A&M University for post graduate studies in geology. Mr. Hughes is involved in a number of civic activities and is a member of several boards of directors and executive committees.

  RICHARD J. BURGESS (age 68) has served as a director of the Company since January 12, 1999. Mr. Burgess served as President and CEO of NOMECO before retiring in 1994. NOMECO later became CMS Oil and Gas Company which is a wholly owned subsidiary of CMS Energy Corporation (NYSE). Mr. Burgess received a B.S. degree (honors) in Geology from the University of Manitoba and has held various positions in the oil and gas industry since 1954. Mr. Burgess currently serves on the Board of Directors of Michigan Oil and Gas Association and ROC Oil Company and is a former director of Seagull Energy, Command Petroleum and Sydney Oil Company. Mr. Burgess has been involved, in various capacities, with American Association of Petroleum Geologists, Independent Petroleum Association of America, Ontario Petroleum Institute and Potential Gas Committee.

INCUMBENT DIRECTORS--TERMS EXPIRING IN 2001

  WILLIAM J. BAUMGARTNER (age 44) has served as the Vice President-Finance, Chief Financial Officer and Secretary and as a director of the Company since its founding in 1997, and he served as Vice President-Finance and Chief Financial Officer of MOC from 1991 until the founding of the Company. Mr. Baumgartner previously held the positions of Controller, Treasurer and Secretary of MOC. Mr. Baumgartner was employed in public accounting and with various independent oil and gas exploration entities before joining MOC in 1985. Mr. Baumgartner graduated from Ferris State University in 1979 with a B.S. degree in Accounting. Mr. Baumgartner is a member of the Michigan Oil and Gas Association and the Independent Petroleum Association of America.

  WILLIAM CASEY MCMANEMIN (age 38) has served as a director of the Company since February 2, 1998. Mr. McManemin is a Registered Professional Engineer in the state of Texas, and he received a B.S. degree in

Petroleum Engineering from Texas A&M University. Since 1988 Mr. McManemin has served as an officer, shareholder and director of the Manager of SASI Minerals Company and the General Partner of

Spinnaker Royalty Company, L.P. In addition, since September 1993, Mr. McManemin has served as an officer, shareholder and director of the General Partner of Republic Royalty Company. All of such companies are engaged in oil and gas property acquisition, exploration and development, including activities in several of the same regions and areas in which the Company's present and past activities are located. In addition to membership in numerous oil and gas industry associations, Mr. McManemin is a member of the Executive Committee of the Board of Trustees of The St. Mark's School of Texas.

  KENNETH J. FOOTE (age 42) has served as a director of the Company since February 2, 1998. Mr. Foote has served as a managing director of First National Acceptance Company, a private financial services company, since 1987. Mr. Foote's primary responsibilities are in the areas of financial analysis, taxation and strategic planning. Additionally, Mr. Foote is a director of First National Bank of Michigan. From 1979 to 1982, Mr. Foote worked for the public accounting firm of Arthur Andersen LLP and became a Certified Public Accountant during that time. From 1982 to 1987, Mr. Foote was a principal in two real estate ventures before joining First National Acceptance Company. Mr. Foote has an A.B. degree in economics from Princeton University and received a masters in accounting from New York University.

EXECUTIVE OFFICERS

  LEW P. MURRAY (age 43) has served as Vice President-Exploration of the Company since its founding in 1997, and he served in the same capacity for MOC from January 1996 until the Company was founded. Mr. Murray holds a B.S. degree with a major in Geology from the University of Oklahoma. Mr. Murray is a Certified Petroleum Geologist with the American Association of Petroleum Geologists. Mr. Murray served as Exploration Manager of MOC from 1992 until 1996 and has been involved in the exploration program of MOC and its affiliates since 1981. Mr. Murray's primary responsibilities involve the review and recommendations of all domestic and international prospects.

  DOUGLAS A. BELL (age 39) has served as Vice President-Production of the Company since its founding, and he served in the same capacity for MOC from January 1996 until the Company was founded. In addition, Mr. Bell has served in various production-related capacities with affiliates of MOC since his graduation from Lake Superior State University in 1981. Mr. Bell's primary responsibilities include production operations, well completions and reserve analysis. Mr. Bell is the son-in-law of C.E. Miller, the Company's Chairman of the Board, and the brother-in-law of Kelly E. Miller, the Company's President and Chief Executive Officer.

  MICHAEL L. CALHOUN (age 39) has served as Vice President-Operations of the Company since January 12, 1998. Mr. Calhoun is a Registered Professional Engineer in the state of Texas and received a B.S. degree in Petroleum Engineering and a B.A. degree in Business Administration from the University of Texas. In addition Mr. Calhoun received a Masters in Business Administration from Southern Methodist University. Since 1989, Mr. Calhoun has served in several capacities for Amerada Hess Corporation, including as a Financial Analyst, Manager of Production, Planning and Control, District Superintendent and, most recently, as Operations Manager for the Gulf Coast District. From 1987 to 1989, Mr. Calhoun served as an engineer for Greenwich Oil Corporation in Dallas, Texas, and from 1985 to 1987 as a field engineer for the Texas Railroad Commission.

                         BOARD COMMITTEES AND MEETINGS

  The Company's Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Stock Plan Committee.

  Audit Committee. The Audit Committee is responsible for (i) recommending to the Board of Directors the selection of independent accountants; (ii) approving the nature and scope of services to be performed by the independent accountants and reviewing the range of fees for such services; (iii) conferring with the independent accountants and reviewing the results of the annual audit; (iv) reviewing with the independent accountants the Company's internal auditing, accounting and financial controls; (v) reviewing policies and practices regarding compliance with laws and conflicts of interest; and (vi) reviewing all material contractual matters. Messrs. Burke (Chairman), Foote, Hughes, and Burgess currently serve on the Audit Committee. During 1998, the Audit Committee held one meeting.

  Compensation Committee. The Compensation Committee is responsible for (i) reviewing and recommending to the full Board of Directors for approval the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), change in control provisions/agreements (if and when appropriate), benefits and supplemental benefits of the Company's Chief Executive Officer and other key employees; (ii) recommending retainer and attendance fees for directors who are not employees of the Company or any of its subsidiaries; (iii) reviewing for their adequacy and competitiveness compensation plans and awards as they relate to the Chief Executive Officer and other key employees; and (iv) reviewing the Company's strategic and financial plans to determine their relationship to the compensation program. Messrs. McManemin (Chairman), Burke, Foote, Hughes and Burgess are members of the Compensation Committee. During 1998, the Compensation Committee held no meetings.

  Stock Plan Committee. The Stock Plan Committee is responsible for (i) advising, recommending and interpreting existing equity compensation plans, including the 1997 Plan; (ii) reviewing and recommending to the full Board for approval new or amended equity compensation plans or grants under existing plans; and (iii) ensuring that the total equity compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and regulatory requirements. Messrs. McManemin (Chairman) Hughes, Burke, Foote, and Burgess are members of the Stock Plan Committee. During 1998, the Stock Plan Committee held no meetings.

  During the Company's last fiscal year, the Board of Directors held nine (9) regular meetings. Each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each served (during the periods that each served).

                           COMPENSATION OF DIRECTORS

  The Board of Directors has adopted, subject to stockholder approval, the Equity Compensation Plan for Non-Employee Directors. This plan permits the Company to compensate its non-employee directors in Company Common Stock for fees earned by such directors for their service to the Company.

  Directors who are not employees of the Company receive a $15,000 annual retainer fee plus $1,000 for attendance at each regular meeting of the Board of Directors and $500 for attendance at each committee meeting, (committee chairmen receive $750). Directors who also are employees of the Company receive no annual retainer and are not compensated for attendance at Board or committee meetings. The Company also reimburses directors for expenses associated with attending Board and committee meetings.

  Any person who first becomes a non-employee director automatically will be granted, on the date of his or her election, an option to purchase 10,000 shares of Common Stock. In addition, on the first business day following the date on which each annual meeting of the Company's stockholders is held, each non- employee director then serving will automatically be granted an option to purchase 3,000 shares of Common Stock. Each option granted to non-employee directors will (i) have a 10-year term, (ii) have an exercise price per share equal to the fair market value of a Common Stock share on the date of grant and (iii) become exercisable in cumulative annual increments of one-fifth of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant.

                            EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

  The following Summary Compensation Table shows certain information concerning the compensation earned during the fiscal year ended December 31, 1998, by the Chief Executive Officer of the Company and each executive officer who earned in excess of $100,000 and who served in positions other than Chief Executive Officer at the end of the last completed fiscal year. The table does not include perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the named executive officers in 1998.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                  ANNUAL COMPENSATION           COMPENSATION AWARDS
                          ------------------------------------ ---------------------
                                                                          NUMBER OF
                                                               RESTRICTED   SHARES    ALL OTHER
   NAME AND PRINCIPAL                             OTHER ANNUAL   STOCK    UNDERLYING COMPENSATION
        POSITION          YEAR  SALARY  BONUS(1)  COMPENSATION AWARDS (2)  OPTIONS       (3)
   ------------------     ---- -------- --------  ------------ ---------- ---------- ------------
Kelly E. Miller,........  1998 $276,057 $104,750                $480,000   330,000     $41,487
 President and Chief      1997  275,000  207,708                                        91,374
 Executive Officer
William J. Baumgartner..  1998 $146,635 $ 64,745                $180,000   100,000     $ 3,270
 Vice President-Finance,  1997  125,000   30,000                                        15,233
 Chief Financial Officer
 and Secretary
Lew P. Murray,..........  1998 $134,231 $ 44,750                $120,000   100,000     $11,251
 Vice President           1997  100,000   25,000                                        29,580
Exploration
Michael L. Calhoun,.....  1998 $131,885 $  4,560                $ 16,000    25,000     $   359
 Vice President-
 Operations
Douglas A. Bell,........  1998 $ 78,731 $ 15,252                $      0    40,000     $   359
 Vice President- Produc-
 tion

--------

(1) Includes contributions made by MOC to its 401(k) Savings Plan on behalf of the individuals listed.

(2) The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock, if any. Restricted stock vests at cumulative annual increments of one-half of the total number of shares of restricted stock granted, beginning on the first anniversary of the date of grant. The number of shares of restricted stock held by each named individual and the aggregate value of those shares at the end of the Company's 1998 fiscal year (as represented by the closing price of Common Stock on December 31, 1998), without giving effect to the diminution of value attributable to the restrictions on the Common Stock, are set forth below:

                                                             NUMBER OF AGGREGATE
                                                              SHARES     VALUE
                                                             --------- ---------
        Mr. Miller..........................................  60,000   $480,000
        Mr. Baumgartner.....................................  22,500    180,000
        Mr. Murray..........................................  15,000    120,000
        Mr. Calhoun.........................................   2,000     16,000

(3) The compensation listed in this column for 1998 consisted of payments made by the Company (i) for premiums on travel accident insurance policies as follows: $174 for Mr. Miller; $174 for Mr. Baumgartner;

   $174 for Mr. Murray; $174 for Mr. Calhoun; and $174 for Mr. Bell; (ii) for royalty program participation as follows: $41,313 for Mr. Miller; $2,642 for Mr. Baumgartner; and $10,656 for Mr. Murray; and (iii) for premiums on life insurance policies as follows: $454 for Mr. Baumgartner; $421 for Mr. Murray; $185 for Mr. Calhoun; and $195 for Mr. Bell. No payments of life insurance premiums were made on behalf of Mr. Miller.

STOCK OPTIONS

  The Company's 1997 Plan is administered by the Stock Plan Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

  The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended December 31, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  POTENTIAL REALIZABLE
                                                                          VALUE
                                                                 AT ASSUMED ANNUAL RATES
                                                                     OF STOCK PRICE
                                                                 APPRECIATION FOR OPTION
                                 INDIVIDUAL GRANTS                        TERM
                     ------------------------------------------ -------------------------
                                 PERCENT
                     NUMBER OF  OF TOTAL
                     SECURITIES  OPTIONS
                     NUMBER OF   GRANTED
                     SECURITIES    TO     EXERCISE
                     UNDERLYING EMPLOYEES  PRICE
                       OPTIONS  IN FISCAL   PER     EXPIRATION
       NAME          GRANTED(1)   YEAR     SHARE       DATE      0%     5%         10%
       ----          ---------- --------- -------- ------------ --- ---------- ----------
Kelly E. Miller (2)   318,650     31.5%    $8.00   Feb. 8, 2008 $ 0 $1,405,446 $3,461,680
Kelly E. Miller (2)    11,350      1.1%    $8.80   Feb. 8, 2008 $ 0 $   55,067 $  135,632
William J.
 Baumgartner(2)       100,000      9.9%    $8.00   Feb. 8, 2008 $ 0 $  441,063 $1,086,358
Lew P. Murray         100,000      9.9%    $8.00   Feb. 8, 2008 $ 0 $  441,063 $1,086,358
Michael L. Calhoun     25,000      2.5%    $8.00   Feb. 8, 2008 $ 0 $  110,266 $  271,590
Douglas A. Bell        40,000      4.0%    $8.00   Feb. 8, 2008 $ 0 $  176,425 $  434,543

--------

(1) Options granted during 1998 under the 1997 Plan are exercisable with respect to 20% of the shares beginning on the first anniversary of the date of grant and become exercisable in cumulative 20% installments on each anniversary date thereafter with full vesting occurring on the fifth anniversary date of the grant. Executive officers of the Company are entitled to exercise their options at a price determined by the Stock Plan Committee, which was equal to the fair market value of Common Stock on the date of grant. All options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship.

(2) The Company made a one-time grant of 270,000 and 2,500 stock options to Messrs. Kelly Miller and Baumgartner, respectively, pursuant to the terms of stock option agreements entered into between the Company and the named individuals. The exercise price of the options is $8.00 per share and the options vest at the rate of one-fifth per year beginning on the first anniversary of the grant date.

                AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS VALUES(1)

                          NUMBER OF SECURITIES
                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                            OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                                YEAR-END               FISCAL YEAR-END
                        ------------------------- -------------------------
NAME                    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                    ----------- ------------- ----------- -------------
Kelly E. Miller              0         330,000        $ 0          $ 0
William J. Baumgartner       0         100,000        $ 0          $ 0
Lew P. Murray                0         100,000        $ 0          $ 0
Michael L. Calhoun           0          25,000        $ 0          $ 0
Douglas A. Bell              0          40,000        $ 0          $ 0

--------

(1)  No named executive officer exercised any stock options in 1998.

401(K) SAVINGS PLAN

  In connection with the Combination Transaction, the Company adopted MOC's 401(k) Savings Plan (the "Savings Plan"). The Savings Plan is available to all full-time employees upon commencement of their employment and provides for discretionary matching contributions by the Company. The funds in the Savings Plan are invested in equity and bond funds at the election of the participant. The Company-paid matching contributions under the Savings Plan vest at a rate of 20% per year, beginning after three years of service. The Savings Plan balances that have vested generally are paid at an employee's termination of employment or retirement.

LIFE INSURANCE PROGRAM

  The Company provides, at its sole cost, life insurance in the face amount of $150,000 on each of the lives of Messrs. Baumgartner, Murray, Calhoun and Bell each of whom is entitled to designate the beneficiary of the insurance proceeds. Upon their death, $150,000 will be paid to the beneficiary designated by Messrs. Baumgartner, Murray, Calhoun or Bell. During 1998, the Company paid $454, $421, $195 and $185 in premiums for Messrs. Baumgartner's, Murray's, Calhoun's and Bell's respective policies.

TRAVEL INSURANCE PROGRAM

  The Company provides to each of Messrs. Kelly Miller, C.E. Miller, Baumgartner, Calhoun, Murray and Bell, as well as to C.W. Measley, Jr., Land Manager of the Company and MOC, travel accident insurance in the face amount of $100,000, at no cost. The insurance covers accidental death and disability in the course of business or personal travel anywhere in the world. Each covered person is entitled to designate the beneficiary of the insurance proceeds. During 1998, the Company paid $174 in premiums for each of the policies.

TAX CREDIT AND ROYALTY PARTICIPATION PROGRAMS

  Tax Credit Participation Program. On April 14, 1995, MOC established the Credit Participation Program (the "Tax Program"), which was designed to reward, recognize and retain key employees of MOC who participated in an instrumental manner in the acquisition, sale and/or brokerage of production of oil and natural gas from non-conventional sources that qualified for certain tax credits under Section 29 of the Code. Under the terms of the Tax Program, participants were entitled to a percentage of any money received by the Tax Program, including fees, reimbursements, down-payments and credits from brokerage transactions. After payment of expenses, money was allocated among and distributed to participants, pursuant to a participant's annual allocation percentages, as determined by a majority vote of MOC's shareholders. If MOC acquired properties for the purpose of the acquisition of Section 29 Credits and MOC sold all or any part of the properties to which such credits applied, the distribution of the proceeds for the Tax Program was net of the total invested capital plus a 10% return. If a participant's employment was terminated, any distributions pursuant to the Tax Program terminated and the balance of current and future distributions to the participant remained in the Tax Program to be allocated and distributed by MOC in its discretion.

  No payments were made to Mr. Baumgartner in 1998 under the Tax Program. The Tax Program was terminated concurrently with consummation of the Company's initial public offering in February 1998 (the "Offering").

  Royalty Participation Program. On December 31, 1992, MOC established the Employee Participation Program (the "Royalty Program"), which was designed to provide an incentive for certain key employees to contribute to the success of MOC. Under the terms of the Royalty Program, participants received a percentage of the overriding royalty working interest on all prospects generated by MOC. A maximum of 1/32nd of 8/8ths overriding royalty working interest was reserved for the Royalty Program on all prospects generated by MOC. If less than a 1/32nd of 8/8ths overriding royalty was reserved on such prospects, participants were assigned a proportionate share of the overriding royalty that MOC retained. A sliding scale overriding royalty was reserved against MOC's retained net revenue interest, proportionately adjusted to MOC's working interest in any specific property. The net revenue scale was used whether MOC retained an overriding royalty on its prospects, acquired a working interest from a third party or sold or distributed working interests to an entity owned by a shareholder of MOC. The Royalty Program was limited to those properties that MOC had an initial working interest in and the overriding royalty was not applied to farm-outs by MOC, sale of lease positions, purchase of reserves or recovery from lawsuits. If a participant's employment terminated, any overriding royalties previously assigned to the participant reverted to MOC. In the event of a participant's death, any royalties due to the participant were allocated to a beneficiary or trust designated by the participant.

  During 1998 Messrs. Miller, Baumgartner and Murray received $41,313, $2,642 and $10,656, respectively, under the Royalty Program. The Royalty Program was terminated concurrently with consummation of the Offering.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. McManemin, Burke, Hughes, Burgess and Foote are members of the Compensation Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

              EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT
                      AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

  The Company intends to enter into employment agreements with each of Messrs. Kelly Miller, Baumgartner, Calhoun, Murray and Morrison that provide for an annual base salary in an amount not less than $250,000 for Mr. Miller, $150,000 for Mr. Baumgartner, $135,000 for Mr. Calhoun, $140,000 for Mr. Murray and $150,000 for Mr. Morrison. Messrs. Miller, Baumgartner, Calhoun, Murray and Morrison also have received option grants, pursuant to the 1997 Plan, to purchase 60,000, 97,500, 25,000, 100,000 and 55,000 shares, respectively, of Common Stock. The exercise price of the options is $8.00 per share, except that for 11,350 of Mr. Miller's 60,000 shares, the exercise price is $8.80. The options vest at the rate of one-fifth per year beginning on the first anniversary of the grant date. Pursuant to the 1997 Plan, the Company also granted to Messrs. Kelly Miller, Baumgartner, Calhoun, Murray and Morrison 60,000, 22,500, 2,000, 15,000 and 10,000 shares of restricted Common Stock, respectively, which begin to vest at cumulative annual increments of one-half of the total number of restricted shares beginning on the first anniversary of the grant date.

  On March 18, 1999, the Company's Board of Directors approved a general and administrative cost reduction plan for 1999. In connection with this plan, the annual base salary of the key personnel have been reduced below the base salary level as contemplated in the respective employment contracts discussed above. Additionally, directors have agreed to waive director fees for 1999.

  The Company made a one-time grant of 270,000 and 2,500 stock options to Messrs. Kelly Miller and Baumgartner, respectively, pursuant to the terms of stock option agreements entered into between the Company and the named individuals. The exercise price of the options is $8.00 per share and the options vest at the rate of one-fifth per year beginning on the first anniversary of the grant date.

  Each of the employment agreements of Messrs. Miller, Baumgartner, Calhoun, Murray and Morrison will have an initial three-year term. At the end of the first year of such initial term and on every anniversary thereafter, the term of each employment agreement automatically will be extended for one year, so that the remaining term of the agreement will never be less than two years. Under each agreement, the officer's employment may be terminated upon his death or "disability," for "cause" or "good reason," (as those terms are defined in the employment agreement) or for any reason upon 45 days' notice by the employee or at will by the Company. Upon discretionary termination of employment by the Company or termination by the employee for good reason, the employee's salary and benefits will be continued for a period of 52 weeks plus four additional weeks for each year of service to the Company. Upon death, disability, discretionary termination by the employee or termination for cause, no severance pay will be paid. Upon a "change in control" (as defined in each employment agreement) of the Company, the term of the employee's employment agreement shall be automatically extended for three years following the date of the "change in control." If during the one-year period after a "change in control" (i) the Company terminates the employee's employment other than for "cause" or if the employee is disabled; or (ii) the employee terminates his employment for "good reason," then the employee shall receive an amount equal to three times the sum of the employee's highest annual base salary, and largest annual bonus, during the three years preceding the "change in control." In addition, upon a "change in control" all of the employee's unvested stock options and restricted stock shall vest immediately.

  Each of the employment agreements provides that the employee is eligible to participate in the Company's employee benefit plans, including the Company's matching 401(k) Savings Plan and the 1997 Plan.

  Each of the employment agreements contains certain confidentiality obligations. In addition, in each agreement the employee agrees not to compete against the Company for a period of one year following termination (or two years if terminated for "cause") in any county or parish in which the Company has a leasehold interest or active or pending seismic programs.

INDEMNITY AGREEMENTS

  The Company has entered into indemnity agreements with Messrs. Miller, Baumgartner, Calhoun, Murray and Morrison and with each director and officer of the Company (collectively, the "Executives"). The indemnity agreements indemnify each Executive against all expenses incurred in connection with any action or investigation involving each Executive by reason of his or her position with the Company (or with another entity at the Company's request). The Executives also will be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the Executives. An Executive involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the Executive meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

                COMPENSATION COMMITTEE AND STOCK PLAN COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Board of Directors has two standing committees responsible for executive compensation matters. The Compensation Committee of the Board of Directors (the "Compensation Committee") develops and recommends to the Board of Directors the compensation policies of the Company. The Compensation Committee also administers the Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Board of Directors, the other executive officers of the Company. The Compensation Committee consists of five directors, none of whom are not current or former employees of the Company. The Stock Plan Committee of the Board of Directors has overall responsibility for stock option and restricted stock grants, including grant approval and plan administration. The Stock Plan Committee consists of five directors, none of whom are current or former employees of the Company.

  The basic compensation philosophy of the Company is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. The Company's executive compensation policies are designed to achieve three primary objectives:

  . Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

  . Provide incentives for achievement of specific short-term individual and corporate goals; and

  . Align the interests of management with those of the stockholders to encourage achievement of increases in stockholder value.

  Executive compensation at the Company consists primarily of the following components: base salary and benefits; amounts paid (if any) under the annual bonus programs available to certain executive officers (see below); and participation in the Company's stock option and equity-based incentive plans. Each component of compensation is designed to accomplish one or more of the three compensation objectives described above.

BASE SALARY

  To attract and retain well-qualified executives, it is the Compensation Committee's policy to establish base salaries at levels and provide benefit packages that the Company believes to be competitive. Base salaries of executives may be determined in part by comparing each executive's position with similar positions in companies of similar type, size and financial performance. In general, the Compensation Committee has targeted salaries to be commensurate with base salaries paid for comparable positions in comparable size companies. Other factors that have been considered by the Compensation Committee are the executive's performance, the executive's current compensation and the Company's performance (determined by reference to revenues cash flow, production growth earnings and other factors).

  The 1998 average base salary of executives increased over the previous year's level as a result of a combination of factors, including increased responsibilities.

STOCK OPTION AND RESTRICTED STOCK PLANS

  Awards under the Company's 1997 Plan are designed to encourage long-term investment in the Company by participating executives, to align more closely executive and stockholder interests and to reward executives and other employees or building stockholder value. The Stock Plan Committee believes stock ownership by management is beneficial and stock awards have been granted by the Company to executives and other employees since the Company's formation. Since its formation, the Stock Plan Committee has reviewed, modified (to the extent appropriate) and taken final action as to the employees to be granted options and/or restricted stock and the amount, timing, price and other terms of the options and/or restricted stock.

Under the Company's 1997 Plan, which has been approved by the stockholders, executives and other employees may be granted shares of restricted stock. These shares are subject to restrictions that generally lapse over a period of three years from the date of grant.

  Under the 1997 Plan, executives and other employees may be granted options to purchase shares of stock, as well as tax benefit rights. The Company has never granted tax benefit rights and does not have a present intent of so doing. The Company has granted both incentive stock options and nonqualified stock options within the meaning of the Code. Most of the options granted have been incentive stock options with an exercise price equal to the market price of the Common Stock on the date of the grant. The Company may, however, grant options with an exercise price above or below the market price on the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The Chief Executive Officer's compensation is based upon the policies and objectives discussed above.

  The Company intends to execute an employment agreement (the "Employment Agreement") with Mr. Kelly Miller which provides for his continued service to the Company through December 31, 2001 (with evergreen provisions), as Chief Executive Officer. The Employment Agreement is described on page 19 of this Proxy Statement under the heading "Employment Agreements and Termination of Employment and Change in Control Arrangements."

  The Employment Agreement provides that Mr. Miller's salary shall not be less than $250,000 per year. Mr. Miller is entitled to receive fringe benefits similar to those provided to senior executives of the Company through the term of the Employment Agreement and any renewal period.

  In 1998, Mr. Miller was not awarded options to purchase additional shares of Common Stock. Due to the Company's fiscal constraints and low commodity price environment, Mr. Miller has volunteered to reduce his base salary to $150,000 per year.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of
Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 2000 or in future years by reason of awards granted in 1999.

During 1998, all recommendations of the Compensation Committee were unanimously approved by the Board of Directors without modification.

                            Respectfully submitted,

COMPENSATION COMMITTEE

                                          STOCK PLAN COMMITTEE

William Casey McManemin, Chairman         William Casey McManemin, Chairman
Frank M. Burke, Jr.                       Dan A. Hughes, Jr.
Kenneth J. Foote
Dan A. Hughes, Jr.
C.E. Miller
Kelly E. Miller

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE COMBINATION TRANSACTION

  The Company was formed as a Delaware corporation as part of the combination of MOC with certain oil and natural gas interests owned by companies beneficially owned by individual members of the Miller family and certain oil and natural gas interests owned by certain business partners and investors (the "Combination Transaction"). The Combination Transaction was consummated in connection with the Company's Offering in February 1998. William Casey McManemin, a director of the Company, is an officer, shareholder and director of the Manager of SASI Minerals Company, which exchanged interests in oil and natural gas properties for shares of Common Stock in the Combination Transaction. Kenneth J. Foote, a director of the Company, also exchanged interests in oil and natural gas properties for shares of Common Stock in the Combination Transaction.

TRANSACTIONS WITH C.E. MILLER AND AFFILIATES

  The following information describes agreements or transactions between MOC and C.E. Miller, Chairman of the Board and a director of the Company and MOC, or his affiliates:

  As of April 1, 1999, Eagle Investments Inc., an affiliate of the Company, committed to purchase up to a maximum of six million dollars ($6,000,000) of Company leasehold, producing properties and/or prospects (collectively, the "Assets"), and to assume any obligations under existing joint operating agreements, participation agreements and any other agreements relating to the Assets. The proceeds from sale of these Assets will be used to meet the Company's May 1 and May 31 scheduled payment obligations to its senior lender, the Bank of Montreal.

  The purchase price of any such Assets purchased by Eagle will represent fair market value as determined by an independent appraisal of such Assets or the actions or inactions of one or more qualified industry participants with respect to such Assets.

  All sales of Assets will be subject to the approval of the outside directors of the Company and the Company will have the absolute right to repurchase, on or before December 31, 1999, all of the Assets purchased by Eagle. The Assets cannot be repurchased individually, and must be repurchased in their entirety excepting those Assets where drilling operations have begun. The repurchase price for such Assets will be the purchase price paid by Eagle plus interest at the prime rate announced from time to time by the Bank of Montreal.

  Service Agreement. MOC has entered into an Amended Service Agreement dated January 1, 1997, amending a prior service agreement, with Eagle, an oil and gas exploratory company beneficially owned by C.E. Miller. Under the amended agreement, MOC provides Eagle with administrative, technical, consulting and other services required by Eagle to operate its business in the ordinary course. These services include, among others, developing prospects, coordinating, permitting, drilling and facility construction and operation, maintaining joint venture relationships and providing accounting, financial, tax and budget- preparation services. As compensation for its services, Eagle has agreed to pay MOC a fixed fee of $50,000 per calendar quarter, subject to annual adjustments to be negotiated by MOC and Eagle, as well as additional fees for specialized services as agreed by the parties. Eagle also agreed to reimburse MOC its out- of-pocket expenses incurred in providing the services. Either party may terminate the agreement at any time upon 60 days' prior notice. Eagle paid MOC $200,000 under the service arrangement in 1998, which the Company believes is adequate compensation for the services provided to Eagle. On March 1, 1999, by mutual agreement, the parties have agreed to terminate the Service Agreement effective May 1, 1999.

  1997 Drilling Program. MOC has entered into a 1997 Drilling Program Exploration and Participation Agreement dated August 15, 1997 with Eagle and certain companies affiliated with MOC who participated in the Combination Transaction. Under the agreement, MOC and the affiliated companies contributed certain drilling inventory consisting of 13 prospects that had a high probability of drilling operations beginning by December 31, 1997, and that had pipelines and facilities in place, acreage and rights of way acquired and drilling units or unitization agreements secured. As consideration for the contribution of the wells, Eagle agreed to pay 100% of the actual acreage, seismic, dry hole cost and cost of completion and facilities through the tanks of the working interest represented by MOC and the affiliated companies. Eagle will receive a proportionate 50% of MOC's and the affiliated companies' rights to all depths that exist within the drilling unit or unitized area. In addition, MOC and the affiliated companies agreed to contribute the use of their existing facilities used for any common operations, such as production platforms, flowlines, pipelines or rights of way. MOC and the affiliated companies have the option to contribute additional prospects to Eagle, but only upon the consent of C.E. Miller. The parties terminated the agreement upon consummation of the Company's initial public offering in February 1998.

  Sale of Non-strategic Assets. In an effort to divest certain non-strategic assets before consummation of the Combination Transaction and the Offering, MOC sold to Eagle working and royalty interests in certain oil and natural gas properties located in Michigan and Texas, as well as MOC's interests in all wells, facilities and equipment associated with such properties. The properties are located in areas where the Company does not intend to focus its exploration and production activities. No part of the Company's 1998 or 1999 capital budgets were or are allocated to the properties. The purchase price was $507,411, payable in cash and was distributed to the shareholders of MOC. The Company believes that the purchase price was representative of the fair market value of the interests being sold.

  Sale and Lease of Principal Offices. In July 1996 MOC sold its principal offices located at 3104 Logan Valley Road, Traverse City, Michigan to C.E. Miller and Betty Miller for $700,000. The Company is leasing the premises from Mr. and Mrs. Miller under a five-year lease expiring in August 2001. The lease provides that the rent on the premises is $6,058 a month for the first full 11 months of the lease and thereafter increases by 4% each year. The Company believes that the rental rate is representative of the fair market rental rate for the premises and that the purchase price was representative of the fair market value of the property at the time of sale.

  Loan to MOC. Pursuant to a promissory note dated November 26, 1997, C.E. Miller, as trustee of the C.E. Miller Trust, loaned $2.5 million to MOC, which MOC used to fund a down payment made in connection with the Combination Transaction. The loan was paid in full during February 1998 from the proceeds received in the Offering.

SHAREHOLDER NOTES

  In 1991, the shareholders of MOC loaned to MOC an aggregate of $7.6 million pursuant to separate loan agreements. The shareholders of MOC contributed the indebtedness to the Company as capital in connection with the Combination Transaction, which resulted in cancellation of the indebtedness. Such cancellation is not expected to result in income to the Company for federal income tax purposes.

TAX CREDIT AND ROYALTY PARTICIPATION PROGRAMS

  The Company established the Tax Program and the Royalty Program under which certain key employees were entitled to receive a stated percentage of tax credits received by the Tax Program and/or royalties paid on certain prospects generated by the Company. The participants' rights to participate in the Tax Program and the Royalty Program terminated upon consummation of the Offering.

CONSULTING AGREEMENT

  MOC and Frank M. Burke, Jr., a director of the Company, entered into a Consulting Agreement dated June 1, 1996, as subsequently amended. Pursuant to the Consulting Agreement, Mr. Burke provides MOC, as an independent contractor, certain financial, tax, strategic, marketing and other consulting services as requested by

MOC. As compensation for these services, MOC has agreed to pay Mr. Burke a fee of $325 per hour for services provided during 1998 and $375 per hour for services provided during and after 1999. MOC also has agreed to reimburse Mr. Burke reasonable travel and other out-of-pocket expenses. The initial term of the Consulting Agreement was 12 months and automatically is renewed for successive 12-month periods unless terminated by either party upon 30 days' prior notice. There were no payments made to Mr. Burke in 1998 under this agreement.

CERTAIN EXPLORATION PROGRAMS

  Portions of the Company's exploration activities have been conducted as an active working interest partner in select projects in Texas and Louisiana by the Hughes Company under an exploration agreement in effect since 1994. Dan A. Hughes, Jr., a director of the Company, is a partner in and Exploration Manager of the Hughes Company. At the time the exploration agreement was entered into, Mr. Hughes was not a director of the Company. Revenues attributable to these properties were approximately $4.4 million as of December 31, 1998.

  In addition, the Company had provided to its affiliated oil and natural gas exploration companies opportunities to invest in certain oil and natural gas exploration and development projects in which the Company already had an interest. In exchange for their interests in a project, the affiliated companies, which are under common ownership with MOC, were required to pay their proportionate share of a $50,000 prospect fee charged by the Company, 110% of the associated drilling costs and their proportionate share of the royalty interests allocated to the Royalty Program. This program terminated upon consummation of the Offering.

  Any future material transactions between the Company and its affiliates will be approved by a majority of the disinterested directors of the Company.

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index and an industry index comprised of the common stock of companies in the oil and gas development and exploration industry (the "Peer Group"), assuming an investment of $100 on the date of the Offering through December 31, 1998. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The Peer Group was selected by the Company and includes the companies listed in the footnote to the graph below. Cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

  The dollar values for total stockholder return plotted in the graph below are shown in the following table:


                             FEBRUARY 4, 1998 DECEMBER 31, 1998
                             ---------------- -----------------
            The Company.....     $100.00           $ 56.25
            S & P 500.......      100.00            122.08
            Peer Group......      100.00             59.56

                           COMPARISON OF CUMULATIVE
                           TOTAL STOCKHOLDER RETURN

              Company           Peer Group        S&P 500
2/4/98        $  100.00         $  100.00        $  l00.00
3/2/98        $  111.00         $  101.17        $  104.05
4/1/98        $  126.63         $  112.60        $  110.06
5/1/98        $   98.50         $  110.52        $  111.33
6/1/98        $   98.50         $   97.85        $  108.35
7/1/98        $  100.00         $   95.50        $  114.07
8/3/98        $   92.25         $   78.09        $  110.48
9/1/98        $   65.63         $   63.94        $   98.74
10/1/98       $   58.63         $   76.19        $   97.96
11/2/98       $   78.13         $   75.74        $  110.40
12/1/98       $   56.25         $   59.12        $  116.72
 1/1/99       $   56.25         $   59.56        $  122.08



--------

* The Peer Group includes [Cabot Oil & Gas Corp., Coho Energy, Inc., Comstock Resources, Inc., Clayton Williams Energy, Inc., Devon Energy Corp., St. Mary Land & Exploration Co,. Range Resources Corp., Stone Energy, Meridian Resource Corp., Wiser Oil Co., and Cross Timbers Oil Co.]

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1998 fiscal year, the Company believes that its officers and directors complied with all applicable filing requirements during the Company's last fiscal year, except that the initial Form 3s for the Company's officers and directors were filed on February 12, 1998.

                                PROPOSAL FOUR:
                           RATIFICATION OF AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as the auditors of the Company for the current fiscal year. The Company expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR 1999.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the annual meeting of stockholders in the year 2000 and that a stockholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company for consideration not later than January 15, 2000, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company's management will have discretionary voting authority with respect to stockholder proposals raised at the next annual meeting of stockholders which are not submitted to the Company at least 45 days prior to such meeting, without including any discussion of the matter in the proxy statement.

                            SOLICITATION OF PROXIES

  Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. The Company has engaged its stock transfer agent, American Stock Transfer an Trust Company to assist in solicitation of proxies.

By Order of the Board of Directors

William J. Baumgartner
Vice President-Finance, Chief
Financial Officer and Secretary

May 13, 1999

                                  APPENDIX A

                          MILLER EXPLORATION COMPANY

              EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                                   SECTION 1

                       ESTABLISHMENT AND PURPOSE OF PLAN

  The Company hereby establishes the Equity Compensation Plan for Non-Employee Directors (the "Plan") for its non-employee directors. The purposes of the Plan are to provide an opportunity and means by which non-employee directors can increase their financial interest in the Company, and thereby increase their personal interest in the Company's continued success, through the payment of directors' fees in Company Common Stock.

                                   SECTION 2

                                  DEFINITIONS

  The following words have the following meanings unless a different meaning is plainly required by the context:

  2.1 "Award" means the award of Common Stock to a Participant under the Plan.

  2.2 "Committee" means a committee designated by the Board of Directors of the Company to administer the Plan or, if no committee is designated, the Board of Directors.

  2.3 "Common Stock" means the Common Stock of the Company, $.01 par value.

  2.4 "Company" means Miller Exploration Company, a Delaware corporation, and its subsidiaries.

  2.5 "Director's Fee" means the amount of income payable to a Participant for service as a director for a fiscal year, including without limitation payments for attendance at meetings of the Board of Directors or meetings of committees of the Board of Directors, and any retainer fee paid to members of the Board of Directors, but excluding reimbursement of costs.

  2.6 "Market Value" of any security on any given date means if the security is listed for trading on The Nasdaq Stock Market or one or more national securities exchanges, the last reported sales price on the date in question, or if such security shall not have been traded on such principal exchange on such date, the last reported sales price on the first day prior thereto on which such security was so traded.

  2.7 "Non-Employee Director" shall mean a director of the Company who is not employed by the Company or its subsidiaries.

  2.8 "Participant" means the Non-Employee Directors of the Company who are granted Awards under the Plan.

                                   SECTION 3

                                ADMINISTRATION

  3.1 Power and Authority. The Committee shall administer the Plan. Except as limited in this Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and Awards granted under the Plan, to supervise the administration of the Plan and Awards granted under the Plan and to make all other determinations considered necessary or advisable under the Plan. All determinations, interpretations, and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee may delegate recordkeeping, calculation, payment, and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company.

  3.2 Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including the authority to determine whether and when Awards will be granted, the persons to be granted Awards, and the amount of Awards to be granted to each person. Awards shall be awarded by the Committee, and Awards may be amended by the Committee consistent with the Plan, provided that no such amendment may become effective without the consent of the Participant, except to the extent that the amendment benefits the Participant.

  3.3 Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability, or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

                                   SECTION 4

                          SHARES SUBJECT TO THE PLAN

  4.1 Number of Shares. Subject to adjustment as provided in Section 4.2, a maximum of 120,000 shares of Common Stock shall be available for Awards under the Plan. Such shares may be authorized but unissued shares.

  4.2 Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares, or any other change in the corporate structure or shares of the Company, the aggregate number and class of shares available for Awards under the Plan shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Award, with an appropriate cash adjustment for the value of any Awards eliminated.

                                   SECTION 5

                                    AWARDS

  5.1 Grant. Subject to adjustments provided in Section 4.2, the Committee, in its discretion, may determine to compensate a Participant for the Participant's Director's Fee in shares of Common Stock rather than cash.

  5.2 Determination of Number of Shares. If the Committee determines to compensate a Participant in shares of Common Stock rather than cash, the number of shares of Common Stock (rounded to the nearest whole share) to be awarded to a Participant shall be calculated by dividing the dollar amount of a Participant's Director's Fee for a fiscal year by the Market Value of the Common Stock on the day before the payment date.

  5.3 Time of Payment by the Company. If a Participant is compensated for the Participant's Director's Fee in shares of Common Stock rather than cash pursuant to an Award hereunder, the Company shall distribute or cause to be distributed to a Participant the number of shares of Common Stock as calculated in Section 5.2 on or before the 45th day after the end of the Company's fiscal year in which the Director's Fees are earned. The time of payment may be amended before or after an Award (a) by the Committee in its sole discretion, if the terms of such amendment benefits the Participant, or
(b) in all other cases, by the Committee with the consent of the Participant.

                                   SECTION 6

                              GENERAL PROVISIONS

  6.1 No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, and there is no obligation of uniformity of treatment of Participants. The terms and conditions of the Awards of the same type and the determination of the Committee to grant a waiver or modification of any Award and the terms and conditions thereof need not be the same with respect to each Participant.

  6.2 Compliance With Laws; Listing and Registration of Shares. All issuances of Common Stock under the Plan shall be subject to applicable laws, rules, and regulations, and to the requirement that if at any time the Committee determines, in its sole discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue of shares thereunder, such Award may not be granted in whole or in part, unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

  6.3 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

  6.4 No Right to Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained in the directorship of the Company.

  6.5 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

  6.6 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  6.7 Unfunded Plan. This Plan shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. Benefits provided in the Plan constitute only an unsecured contractual promise to pay in accordance with the terms of the Plan by the Company.

                                   SECTION 7

                    EFFECTIVE DATE AND DURATION OF THE PLAN

  This Plan shall take effect December 7, 1998, which is the effective date of approval by the Board of Directors, provided that, if required by applicable law, rule or regulation or by the listing standards of any securities exchange or quotation service, an Award granted before stockholder approval shall be subject to approval of the Plan by the Company's stockholders at a regular or special meeting. Unless earlier terminated by the Board of Directors, no Award shall be granted under this Plan after December 6, 2008.

                                   SECTION 8

                           TERMINATION AND AMENDMENT

  The Board may terminate the Plan at any time, or may from time to time amend the Plan, provided that no such amendment may impair any outstanding Award without the consent of the Participant. No termination, amendment, or modification of the Plan shall become effective with respect to any Award previously granted under the Plan without the prior written consent of the Participant holding such Award unless such amendment or modification benefits the Participant.

                          MILLER EXPLORATION COMPANY


               Three Allen Center, Suite 4605, Houston TX 77702

          This Proxy is Solicited on behalf of the Board of Directors


     The undersigned hereby appoints Kelly E. Miller and William J. Baumgartner as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on the reverse side, all shares of Common Stock of Miller Exploration Company (the "Company") held of record by the undersigned on May 6, 1999, at the Annual Meeting of Stockholders to be held on June 11, 1999 or any adjournment thereof.




                        (To be Signed on Reverse Side.)

[X]  Please mark your votes as in this example.


1. To elect two directors of the Company

      FOR  [ ]         WITHHOLD AUTHORITY  [ ]

   FOR, except vote withheld from the following nominees(s):

   ---------------------------------------------------------

   Nominees: C.E. "Gene" Miller
             Frank M. Burke, Jr.

                                               FOR     AGAINST    ABSTAIN
2. To amend the company's Certificate of
   Incorporation to increase the number of
   authorized shares of common stock from
   20,000,000 to 40,000,000.                   [ ]       [ ]        [ ]

3. To consider and vote upon the Company's
   Equity Compensation Plan for
   Non-Employee Directors.                     [ ]       [ ]        [ ]

4. To ratify the selection of Arthur
   Andersen LLP as the Company's
   independent accountants for the year
   ending December 31, 1999.                   [ ]       [ ]        [ ]




SIGNATURE(S)____________________________________________DATE___________1999

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.